Exhibit 99.1

Contact: Robert M. Thornton, Jr. President & CEO (770) 933-7000 sunlink@sunlinkhealth.com

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES FISCAL 2006

THIRD QUARTER RESULTS

ATLANTA, Georgia (May 11, 2006) – SunLink Health Systems, Inc. (AMEX: SSY) today announced net earnings for its third fiscal quarter ended March 31, 2006 of $632,000, or $0.08 per fully diluted share, compared to net earnings of $2,439,000, or $0.32 per fully diluted share, for the quarter ended March 31, 2005. For the nine months ended March 31, 2006, SunLink reported net earnings of $2,637,000 or $0.34 per fully diluted share, compared to net earnings of $3,437,000, or $0.45 per fully diluted share for the nine months ended March 31, 2005.

Net earnings for the three and nine months ended March 31, 2006 were impacted by losses from discontinued operations of $377,000 ($0.05 per fully diluted share) and $373,000 ($0.05 per fully diluted share), respectively, which resulted primarily from unfavorable settlements of prior year Medicaid cost reports of a hospital sold in 2004.

SunLink reported earnings from continuing operations of $1,009,000, or $0.13 per fully diluted share, for the quarter ended March 31, 2006, compared to earnings from continuing operations of $2,453,000, or $0.32 per fully diluted share, for the comparable quarter a year ago. SunLink reported earnings from continuing operations of $3,010,000, or $0.38 per fully diluted share, for the nine months ended March 31, 2006, compared to earnings from continuing operations of $3,428,000, or $0.45 per fully diluted share, for the comparable period a year ago. The effective income tax rate of approximately 40% for the quarter and nine months ended March 31, 2006 increased substantially from the less than 8% effective tax rate for the quarter and nine months ended March 31, 2005 due to lower net operating tax loss carry-forwards available in the current year.

Consolidated net revenues from continuing operations for the quarters ended March 31, 2006 and 2005 were $34,630,000 and $33,893,000, respectively, an increase of 2.2% in the current year. The increase in net revenues for the quarter ended March 31, 2006 was due to a 10.8% increase in commercial insurance net revenues, price increases for most services at our hospitals and an 8.1% increase in net revenue per equivalent admission. Equivalent admissions declined 5.5% in the quarter ended March 31, 2006 compared to the prior year’s third quarter. Consolidated net revenues from continuing operations for the nine months ended March 31, 2006 and 2005 were $100,771,000 and $95,641,000, respectively, an increase of 5.4% in the current year. The 5.4% increase in net revenues for the nine months ended March 31, 2006 was due to an 11.9% increase in commercial insurance net revenues, price increases for most services at our hospitals and a 5.5% increase in net revenue per equivalent admission.

The company’s operating profit from continuing operations for the quarter ended March 31, 2006 was $1,945,000 compared to an operating profit for the quarter ended March 31, 2005 of $2,874,000. The company’s operating profit from continuing operations for the nine months ended March 31, 2006 was $5,844,000 compared to an operating profit for the nine months ended March 31, 2005 of $4,920,000.

The decrease in operating profit for the quarter ended March 31, 2006 resulted from higher costs of patient service revenues, primarily increased salaries, wages and benefits and bad debts. Salaries, wages and benefits increased due to higher salary costs and more staff as well as $199,000 of expense pursuant to Statement of Financial Accounting Standards No. 123 (R) relating to stock options. The provision for bad debts was higher in the quarter ended March 31, 2006 compared to the prior year’s comparable quarter due partly to rate increases which could not be collected and also due to higher self-pay revenue.

SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

The company will conduct a conference call on May 11, 2006 at 11:00 a.m. Eastern Time to discuss its quarterly results. To participate in the conference call, please dial 1-866-793-1307. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-888-266-2081 and entering passcode 904708 when prompted.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2005 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.

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SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2006 THIRD QUARTER RESULTS

Amounts in 000’s, except per share amounts

CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Net Revenues	$34,630	$33,893	$100,771	$95,641
Cost of Patient Service Revenues:
Salaries, wages and benefits	17,150	16,179	49,496	45,903
Provision for bad debts	3,307	2,528	10,694	8,799
Supplies	3,583	3,782	10,734	10,707
Purchased services	2,159	1,979	6,391	5,569
Other operating expenses	5,023	5,253	13,375	15,638
Rents and leases	597	644	1,819	2,228
Depreciation and amortization	866	654	2,418	1,877

Operating Profit	1,945	2,874	5,844	4,920
Loss on early repayment of debt	—	—	—	(384)
Interest Income (Expense) - net	(277)	(245)	(799)	(816)

Earnings from Continuing Operations before Income Taxes	1,668	2,629	5,045	3,720
Income Tax Expense	(659)	(176)	(2,035)	(292)

Earnings from Continuing Operations	1,009	2,453	3,010	3,428
Earnings (Loss) from Discontinued Operations, net of income taxes	(377)	(14)	(373)	9

Net Earnings	$632	$2,439	$2,637	$3,437

Earnings Per Share from Continuing Operations:
Basic	$0.14	$0.34	$0.42	$0.48

Diluted	$0.13	$0.32	$0.38	$0.45

Earnings (Loss) Per Share from Discontinued Operations:
Basic	$(0.05)	$(0.00)	$(0.05)	$0.00

Diluted	$(0.05)	$(0.00)	$(0.05)	$0.00

Net Earnings Per Share:
Basic	$0.09	$0.34	$0.36	$0.48

Diluted	$0.08	$0.32	$0.34	$0.45

Weighted Average Common Shares Outstanding:
Basic	7,269	7,158	7,238	7,165

Diluted	7,890	7,707	7,847	7,693

SUMMARY BALANCE SHEETS

	March 31, 2006	June 30, 2005
ASSETS
Cash and Cash Equivalents	$1,824	$5,281
Other Current Assets	21,395	19,573
Property Plant and Equipment, net	38,343	35,875
Long-term Assets	4,535	4,711

	$66,097	$65,440

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$19,624	$21,701
Long-term Debt and Other Noncurrent Liabilities	13,852	14,438
Shareholders’ Equity	32,621	29,301

	$66,097	$65,440